Exhibit 3.29.d
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
UBS AMERICAS INC.
It is hereby certified that:
          1. The name of the corporation (hereinafter called the “corporation”) is UBS Americas Inc.
          2. The certificate of incorporation of the corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Article the following new Article Fourth:
          “FOURTH. The total number of shares which the corporation shall have authority to issue is 3,000 shares of Common Stock, and the par value of each of such shares is $0.01.”
          3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
          IN WITNESS WHEREOF, UBS Americas Inc. has caused this certificate to be signed by Sarah M. Starkweather, its Assistant Secretary, on the 21st day of December, 2001.

UBS Americas Inc.

/s/ Sarah M. Starkweather
Sarah M. Starkweather